                             CHEVIOT FINANCIAL CORP.

                              3723 Glenmore Avenue
                               Cheviot, Ohio 45211

                                 April 26, 2004


FOR IMMEDIATE RELEASE:



CONTACT:
  Thomas J. Linneman, President
  Cheviot Financial Corp.
  (513) 661-0457


CHEVIOT FINANCIAL CORP. REPORTS RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 2004.

Cheviot, Ohio - Cheviot Financial Corp (Nasdaq: "CHEV"), parent company of Cheviot Savings Bank, Cheviot, Ohio, reported a net loss for the three months ended March 31, 2004 of $692,000, or $.07 per share, compared to net earnings of $394,000 recorded for the three month period ended March 31, 2003. The net loss for the three months ended March 31, 2004 resulted primarily from a $1.5 million expense recorded for the Corporation's contribution to the Cheviot Savings Bank Charitable Foundation, which was established in connection with Cheviot Savings Bank's reorganization to the mutual holding company form and common stock offering. Excluding the after-tax effects of this charitable contribution, the Corporation's net earnings amounted to $553,000, or $.06 per share, which represented an increase of $159,000, or 40.4%, over the comparable quarter in 2003. This increase resulted primarily from a $73,000 increase in net interest income and a $260,000 decrease in the provision for losses on loans, which were partially offset by a $75,000 decrease in other income and a $78,000 increase in the provision for federal income taxes.

Cheviot Savings Bank completed its conversion to the mutual holding company form and its initial public offering of common stock on January 5, 2004. In connection with the conversion, Cheviot Savings Bank formed Cheviot Financial Corp. as a new holding company. Cheviot Financial issued a total of 9,918,751 common shares, approximately 44% of which were sold to depositors and members of the general public, culminating in net proceeds from the offering of approximately $42.1 million. Approximately one percent of the shares were issued to the newly-formed charitable foundation and the remaining 55% of the shares issued are held by Cheviot Mutual Holding Company. Shares of Cheviot Financial Corp. are listed on Nasdaq under the trading symbol "CHEV".

At March 31, 2004, Cheviot Financial Corp. reported consolidated total assets of $273.5 million, total liabilities of $197.3 million, including deposits of $186.8 million, and shareholders' equity of $76.2 million, or 27.9% of total assets.

Cheviot Savings Bank was established in 1911 and currently has four full service offices in Hamilton County, Ohio, and one loan production office in Mason, Ohio.

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
                                         CHEVIOT FINANCIAL CORP.
                        CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                                             (In Thousands)
                                               (unaudited)

                                                                       MARCH 31,       DECEMBER 31,
         ASSETS                                                             2004               2003
Cash and cash equivalents                                               $ 36,782           $ 83,776
Investment securities                                                     43,508             38,939
Loans receivable                                                         186,154            186,853
Other assets                                                               7,047              7,831
                                                                        --------           --------

         Total assets                                                   $273,491           $317,399
                                                                        ========           ========

         LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits                                                                $186,810           $267,927
Advances from the FHLB                                                     8,847              9,206
Other liabilities                                                          1,608              2,399
                                                                        --------           --------

         Total liabilities                                               197,265            279,532

Shareholders' equity                                                      76,226             37,867
                                                                        --------           --------

         Total liabilities and shareholders' equity                     $273,491           $317,399
                                                                        ========           ========


                                        CHEVIOT FINANCIAL CORP.
                            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (In thousands, except share data)
                                              (Unaudited)

                                                                               THREE MONTHS ENDED
                                                                                    MARCH 31,
                                                                           2004               2003
Total interest income                                                     $3,085             $3,351
Total interest expense                                                       949              1,288
                                                                          ------             ------

         Net interest income                                               2,136               2063

Provision for losses on loans                                                 -                 260
                                                                          ------             ------

         Net interest income after provision for losses on loans           2,136              1,803

Other income                                                                  76                151
General, administrative and other expense                                  2,872              1,351
                                                                          ------              -----

         Earnings (loss) before federal income taxes                        (660)               603

Federal income taxes                                                          32                209
                                                                          ------             ------

         NET EARNINGS(LOSS)                                               $ (692)            $  394
                                                                          ======             ======

         Basic earnings (loss) per share                                   $(.07)               N/A
                                                                           =====                ===

Reconciliation of net earnings excluding one-time charges:
  Net earnings (loss) per GAAP                                            $ (692)              $394

  Contribution to charitable foundation, net of tax effects                1,245                  -
                                                                          ------               ----

  Net earnings excluding one-time charges                                 $  553               $394
                                                                          ======               ====

  Earnings (loss) per share per GAAP                                       $(.07)               N/A

  Contribution to charitable foundation, net of tax effects                  .13                N/A
                                                                            ----                ---

  Earnings per share excluding one-time charges                            $ .06                N/A
                                                                           =====                ===